Dune Energy, Inc. Completes $6 Million Private Equity Offering; Extends
           Termination Date for Purchase of Barnett Shale Properties

Houston, Texas, October 3, 2005 - Dune Energy, Inc. ("Dune" or the "Company") (AMEX: DNE) announced today that it has closed a $6 million private equity offering. A total of 3,243,243 shares of common stock were sold at a price of $1.85 per share. Houston based investment bankers Sanders Morris Harris Inc. acted as Placement Agent in the offering and received (i) a cash fee equal to 5% of the gross proceeds and (ii) a warrant exercisable for up to 324,324 shares of the Company's Common Stock at an exercise price of $1.85 per share. The Company has agreed to register both the shares issued to investors and the shares underlying the warrant for resale upon the earlier of (i) six months or (ii) the next registration statement filed by the Company (other than on Form S-8 or S-4).

Dune intends to utilize the proceeds from the offering primarily to exploit its newly acquired interest in the Bayou Couba Field located in St. Charles Parish, Louisiana, pursuant to the terms of Dune's recently announced Joint Development Agreement with Exxon Mobil Corporation (NYSE: XOM) and American Natural Energy Corporation (TSX Venture: ANR.U). In addition, the Company intends to apply a portion of the proceeds from the offering to further develop its existing properties and for general working capital.

On September 30, 2005, Voyager Partners Ltd. ("Voyager") requested that Dune extend the termination date of its Asset Purchase Agreement with Voyager from September 30, 2005 to October 11, 2005, in order to afford Voyager further time to settle litigation brought by a third party against certain of Voyager's affiliates. Dune agreed to such extension. Subject to settlement of the litigation in a manner satisfactory to Dune, Dune remains committed to closing on those of Voyager's Barnett Shale properties as to which Voyager can deliver clean title.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

Contact:

         Company Contact:

         Alan Gaines                   or            Ron Stabiner

         Chairman & CEO                              The Wall Street Group, Inc.

                                                     (713) 888-0895
                                                     (212) 888-4848